EXHIBIT 99.1

PRESS RELEASE

For Immediate Release:  June 14, 2005

Contact:
Ronnie Lyon, VP/General Counsel
Phone:	903-813-0377
rlyon1@airmail.net

Cap Rock Energy Corporation Announces Results of Annual Shareholders Meeting

MIDLAND, TX. — Cap Rock Energy Corporation (AMEX: RKE) held its Annual Shareholders meeting on June 14, 2005, at its Stanton Division Office in Stanton, Texas.  Shareholders re-elected Michael Schaffner and William West.

“It is hard to believe that this was our fourth annual shareholders meeting since becoming a publicly traded corporation,” stated Russell Jones, Co-Chairman of Cap Rock Energy Corporation. “We continue to be excited about our company and its future.  We have faced many obstacles from those who thought we would never get to this point, but we are excited to report another successful year in which we have been able to survive the political efforts of our detractors to harm us at the PUC while continuing to create value for our shareholders and continue to provide impeccable service to our customers.”   David W. Pruitt, CEO and Co-Chairman of the Company added, “We saw many changes this year and overcame numerous hurdles.  We were forced to file our first rate case and we faced challenges from powerful trade organizations and special interest groups who do not want us to succeed. In our third year as a public company, we continued to do what we do best: provide the best service of any electric distribution company at the lowest possible price.  Our stock prices remained strong and we continued to build value for our shareholders.  We will be able to continue to do this unless the PUC approves the rate decrease promoted by these special interest groups.  If the PUC adopts the previous recommendations for a rate decrease, we may be unable to continue this type of performance in the near future.  While we will do everything possible to provide the exemplary customer service we are known for and that our customers have come to expect, decreases in our rates forced upon us by the PUC could result in us having to cut costs that could affect the reliability of our service.  As always though, we will fight to do what is in the best interests of our shareholders, customers and employees.”

Cap Rock Energy supplies electricity to over 35,000 meters in counties throughout Texas.  Its corporate office is located in Midland, Texas with service divisions in Stanton, Colorado City, Brady and Celeste.  It also manages a municipal electric system in the City of Farmersville.

Any  statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Because forward-looking statements involve risks and uncertainties, actual results may differ materially from current results expected by the Company.  The Company is providing this information as of June 14, 2005, and expressly disclaims any duty to update any forward-looking statements in this release, whether as a result of new information or future events.